UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported)

March 7, 2011

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DEVRY INC.
(Exact name of registrant as specified in its charter)
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Delaware	1-13988	36-3150143
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
3005 Highland Parkway Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

(630) 515-7700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)      On March 7, 2011, DeVry Inc. announced the appointment of Robert Paul as the president of Carrington Colleges Group, which comprises Carrington College and Carrington College California. He succeeds George Montgomery, who will retire as president. Mr. Paul is expected to move into his new role over the summer with Mr. Montgomery remaining through the end of calendar 2011 to ensure a seamless transition of duties at Carrington.

Currently DeVry University’s vice president of metro operations, Mr. Paul began his career at DeVry University in 2007 as vice president of campus operations. His responsibilities were later expanded to include oversight of the university’s network of nearly 100 North American locations. He has been instrumental in the success of several major projects at DeVry University including the creation of Student Central, a program that focuses on world-class support services to help more students succeed in school and graduate.

Mr. Paul is an 18-year veteran of private-sector higher education, having worked for University of Phoenix for 14 years. He has served in a variety of leadership roles across numerous locations during his higher education career including director of enrollment, campus director, and regional vice president. Mr. Paul holds a bachelor’s degree in English from McDaniel College and a master’s degree in Organizational Management from University of Phoenix.

Item 7.01.  Regulation FD Disclosure.

A copy of DeVry’s press release announcing the appointment of Mr. Paul as president of Carrington Colleges Group and the retirement of Mr. Montgomery is furnished as Exhibit 99.1 to this Report and is incorporated by reference into this item.

Item 9.01  Financial Statements and Exhibits.

99.1      Press Release dated March 7, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEVRY INC.
(Registrant)

Date:	March 7, 2011	By:	/s/ Richard M. Gunst
Richard M. Gunst
Senior Vice President, Chief Financial Officer
and Treasurer

EXHIBIT INDEX

Exhibit
Number	Description
99.1	Press Release dated March 7, 2011.